Form C

Cover Page

Name of issuer:

Blue World Voyages LLC

Legal status of issuer:

Form: Limited Liability Company
Jurisdiction of Incorporation/Organization: FL
Date of organization: 4/16/2016

Physical address of issuer:

142 Sans Souci Drive
Coral Gables FL 33133

Website of issuer:

http://www.blueworldvoyages.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

5.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

☐ Common Stock
☐ Preferred Stock
☐ Debt
☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

100,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $100,000; interests will be sold in increments of $1; each investment is convertible to one unit as described under Item 13.

Target offering amount:

$100,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,070,000.00

Deadline to reach the target offering amount:

11/16/2018

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

1

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$164,834.00	$176,253.00
Cash & Cash Equivalents:	$0.00	$26,021.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$307,774.00	$293,024.00
Long-term Debt:	$0.00	$0.00
Revenues/Sales:	$0.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($26,169.00)	($33,841.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Blue World Voyages LLC

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

INSTRUCTION TO QUESTION 2: If any of these statements are not true, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
John B Richards	Advisory Partner and Principal	The New England Consulting Group	2017
E. Harold Gassenheimer	CFO & Treasurer	Reefbreak Management	2016
Gene Meehan	President	Blue World Voyages	2016

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
John B Richards	CEO	2017
E. Harold Gassenheimer	CFO	2016
Gene Meehan	President	2016
Gene Meehan	President	2016

For three years of business experience, refer to Appendix D: Director & Officer Work History.

INSTRUCTION TO QUESTION 5: For purposes of this Question 5, the term officer means a president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and any person that routinely performing similar functions.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Eugene Meehan	Membership Interests	50.0
E Harold Gassenheimer	Membership Interests	50.0

INSTRUCTION TO QUESTION 6: The above information must be provided as of a date that is no more than 120 days prior to the date of filing of this offering statement.

To calculate total voting power, include all securities for which the person directly or indirectly has or shares the voting power, which includes the power to vote or to direct the voting of such securities. If the person has the right to acquire voting power of such securities within 60 days, including through the exercise of any option, warrant or right, the conversion of a security, or other arrangement, or if securities are held by a member of the family, through corporations or partnerships, or otherwise in a manner that would allow a person to direct or control the voting of the securities (or share in such direction or control — as, for example, a co-trustee) they should be included as being "beneficially owned." You should include an explanation of these circumstances in a footnote to the "Number of and Class of Securities Now Held." To calculate outstanding voting equity securities, assume all outstanding options are exercised and all outstanding convertible securities converted.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

INSTRUCTION TO QUESTION 7: Wefunder will provide your company's Wefunder profile as an appendix (Appendix A) to the Form C in PDF format. The submission will include all Q&A items and "read more" links in an un-collapsed format. All videos will be transcribed.

This means that any information provided in your Wefunder profile will be provided to the SEC in response to this question. As a result, your company will be potentially liable for misstatements and omissions in your profile under the Securities Act of 1933, which requires you to provide material information related to your business and anticipated business plan. ***Please review your Wefunder profile carefully to ensure it provides all material information, is not false or misleading, and does not omit any information that would cause the information included to be false or misleading.***

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> This is a start up cruise line. Although its principals have experience in operating cruise lines, the company has no operating history on which to forecast revenues and operating results.
>
> The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.
>
> We only have an option on a ship. Funds raised will be used for down payment. We also have knowledge of other ships that are available and but this has not yet been secured.
>
> The markets in which we operate are highly competitive and rapidly changing, and we may not be able to compete effectively, especially against competitors with greater financial resources or marketplace presence.
>
> Any significant decrease in consumer confidence, or periods of economic slowdown or recession, could lead to a curtailing of discretionary spending, which in turn could reduce our revenues and results of operations.
>
> Changes in laws, regulations and other requirements could adversely affect our business, results of operations or financial condition.
>
> Our company represents a new business model for the cruise line industry; you must consider the challenges, risks and difficulties frequently encountered by early-stage companies using new and unproven business models in new and rapidly evolving markets.

Our future success depends on the efforts of a small management team. The loss of services of any member of this team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

All membership interests are currently held by Gene Meehan and Harold Gassenheimer, as such all voting power and managerial decisions will be made by the managing members.

The success of our company depends on our ability to attract and maintain customers. A failure to do so would be detrimental to our business.

Harold Gassenheimer and John Richards are currently part-time officers. Their other responsibilities may result in diminished time being committed to Blueworld Voyages and could potentially impact company performance.

1.

INSTRUCTION TO QUESTION 8: Avoid generalized statements and include only those factors that are unique to the issuer. Discussion should be tailored to the issuer's business and the offering and should not repeat the factors addressed in the legends set forth above. No specific number of risk factors is required to be identified.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$100,000**

Use of Proceeds: 95% will go towards continuing the development of Blue World including additional renderings, marketing and development of the Blue World owner residence project.

5% Wefunder Intermediary fee

If we raise: **$1,070,000**

Use of Proceeds: 9.3% will go towards continuing the development of Blue World including additional renderings, marketing and development of the Blue World owner residence project.

85.7% will provide funds for marketing of the Reg A round and cabin sales as provided for in our business plan.

5% Wefunder Intermediary fee

INSTRUCTION TO QUESTION 10: An issuer must provide a reasonably detailed description of any intended use of proceeds, such that investors are provided with an adequate amount of information to understand how the offering proceeds will be used. If an issuer has identified a range of possible uses, the issuer should identify and describe each probable use and the factors the issuer may consider in allocating proceeds among the potential uses. If the issuer will accept proceeds in excess of the target offering amount, the issuer must describe the purpose, method for allocating oversubscriptions, and intended use of the excess proceeds with similar specificity. Please include all potential uses of the proceeds of the offering, including any that may apply only in the case of oversubcriptions. If you do not do so, you may later be required to amend your Form C. Wefunder is not responsible for any failure by you to describe a potential use of offering proceeds.

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. **The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.**

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see Appendix B, Investor Contracts.
The main terms of the SAFEs are provided below.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **units** in the Company ("**Units**"), when and if the Company sponsors an equity offering that involves **Units**, on the standard terms offered to other Investors.

Conversion to Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Units**, **Investors will receive a number of Units**calculated using the method that results in the greater number of **Units**:

- (i) the total value of the Investor's investment, divided by the price of **Units** issued to new Investors , or

- (ii) if the valuation for the company is more than **$60 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Additional Terms of the Valuation Cap.
For purposes of option (ii) above, the Company's capitalization will be measured as all **units** outstanding at the time, not including any SAFEs or convertible notes, plus any **units** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive **Units** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors do not have voting rights.

Private Sales for Major Investors. **Investors who invest at least $25,000 and are "accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.**

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Units at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Units** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events.
If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Units**, Investors will receive, at their option, either

- (i) cash in the amount of their investment or

- (ii) **units** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap divided by (b) the number of outstanding**Units**, but excluding any **units** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

If there is not enough cash available to pay other holders of Units and SAFE Investors who choose option (i), funds will be distributed first to other holders of **Units** and then holders of the SAFEs on a pro-rata basis. Any remaining amounts will be paid in **units**. In this scenario, the amounts payable to SAFE Investors may be reduced under certain circumstances, such that Investors may not recoup part or all of their investment from the Company.

Termination of the Company.
If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Units**, the Company will pay first the other holders of existing **Units**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's management, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases. If the Company determines, in its sole discretion, that it is likely that within six months the securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) thereof, the Company shall have the option to repurchase this instrument from the Investor for the greater of (i) the Purchase Amount and (ii) the fair market value of this instrument, as determined by an independent appraiser of securities chosen by the Company.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Any provision of this instrument may be amended, waived or modified as follows:

(i) if the Investor **is not** a Major Investor, any provision of this instrument (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and either (A) the Designated Lead Investor or (B) the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors;

(ii) if the Investor **is** a Major Investor, any provision of this instrument (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors who are Major Investors; and

(iii) regardless of whether the Investor **is** or **is not** a Major Investor, the Valuation Cap may be amended, waived or modified only (i) upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors or (ii) as contemplated in the definition of Valuation Cap.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Units	500,000	0	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

Describe any other rights:

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

None

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the unitholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the unitholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The unitholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The unitholders have the right to redeem their securities at any time. **Unitholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional units, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **units**. As discussed in Question 13, when we engage in an offering of equity interests involving **Units**, Investors may receive a number of **Units** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Unit** being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Units** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **management**. Among the factors we may consider in determining the price of **Units** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **units** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;

- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Management, and the Investor will have no independent right to name or remove an officer or member of the Management of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from unitholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company to manage the Company so as to maximize value for unitholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company. If the Management of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its unitholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Joseph Cresci
Issue date	09/14/14
Amount	$35,000.00
Outstanding principal plus interest	$43,638.00 as of 05/24/18
Interest rate	5.0% per annum
Maturity date	12/31/17
Current with payments	Yes

On September 14, 2014, the Company entered into a short-term loan agreement in the amount of $30,000, bearing interest at 5% with no required monthly principal or interest payments. During 2017, the Company received an additional $5,000 of principal with the same terms. Total interest expense on the loan was $1,750 and $1,500 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $35,000 and $30,000 of December 31, 2017 and 2016, respectively. The unpaid accrued interest balance was $5,194 and $3,444 as of December 31, 2017 and 2016, respectively.

Loan

Lender	Corey Hoffman
Issue date	03/24/15
Amount	$10,000.00
Outstanding principal plus interest	$12,272.00 as of 05/24/18
Interest rate	5.0% per annum
Maturity date	12/31/17
Current with payments	Yes

On March 24, 2015, the Company entered into a short-term loan agreement in the amount of $10,000, bearing interest at 5% with no required monthly principal or interest payments. Total interest expense on the loan was $500 and $500 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $10,000 as of December 31, 2017 and 2016. The unpaid accrued interest balance was $1,386 and $886 as of December 31, 2017 and 2016, respectively.

Loan

Lender	Manuel Diaz
Issue date	05/15/15
Amount	$50,000.00
Outstanding principal plus interest	$60,650.00 as of 05/24/18
Interest rate	5.0% per annum
Maturity date	12/31/17
Current with payments	Yes

On May 15, 2015, the Company entered into a short-term loan agreement in the amount of $50,000, bearing interest at 5% with no required monthly principal or interest payments. Total interest expense on the loan was $2,500 and $2,500 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $50,000 as of December 31, 2017 and 2016. The unpaid accrued interest balance was $6,575 and $4,075 as of December 31, 2017 and 2016, respectively.

Loan

Lender	Robert Rohr
Issue date	07/06/15
Amount	$25,000.00
Outstanding principal plus interest	$29,970.00 as of 05/25/18
Interest rate	5.0% per annum
Maturity date	12/31/17
Current with payments	Yes

On July 6, 2015, the Company entered into a short-term loan agreement in the amount of $25,000, bearing interest at 5% with no required monthly principal or interest payments. Total interest expense on the loan was $1,250 and $1,250 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $25,000 as of December 31, 2017 and 2016. The unpaid accrued interest balance was $3,110 and $1,860 as of December 31, 2017 and 2016, respectively.

Loan

Lender	Robert Rohr
Issue date	09/01/15
Amount	$25,000.00
Outstanding principal plus interest	$29,578.00 as of 05/24/18
Interest rate	5.0% per annum
Maturity date	12/31/17
Current with payments	Yes

On September 1, 2015, the Company entered into a short-term loan agreement in the amount of $25,000, bearing interest at 5% with no required monthly principal or interest payments. Total interest expense on the loan was $1,250 and $1,250 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $25,000 as of December 31, 2017 and 2016. The unpaid accrued interest balance was $2,914 and $1,664 as of December 31, 2017 and 2016, respectively

Loan

Lender	Michael Carroll
Issue date	10/07/15
Amount	$50,000.00
Outstanding principal plus interest	$50,000.00 as of 05/24/18
Interest rate	0.0% per annum
Maturity date	12/31/17
Current with payments	Yes

On October 7, 2015, the Company entered into a short-term loan agreement in the amount of $25,000, bearing interest at 0% with no required monthly principal or interest payments. The note provides for a 0.5% equity interest in the Company, which the Company determined had a negligible fair value at the grant date and therefore did not record a discount for the fair value of this stock grant. The Company received an additional $25,000 during 2016, with the same terms. The unpaid principal balance was $50,000 as of December 31, 2017 and 2016, respectively.

Loan

Lender	Niels Erik Lund
Issue date	04/13/16
Amount	$50,000.00
Outstanding principal plus interest	$56,090.00 as of 05/24/18
Interest rate	5.0% per annum
Maturity date	12/31/17
Current with payments	Yes

On April 13, 2016, the Company entered into a short-term loan agreement in the amount of $50,000, bearing interest at 5% with no required monthly principal or interest payments. Total interest expense on the loan was $2,500 and $1,795 for the years ended December 31, 2017 and 2016 respectively. The note provides for a 0.5% equity interest in the Company. The unpaid principal balance was $50,000 as of December 31, 2017 and 2016. The unpaid accrued interest balance was $4,295 and $1,795 as of December 31, 2017 and 2016, respectively.

Loan

Lender	Gene Meehan
Issue date	12/31/17
Amount	$164,834.00
Outstanding principal plus interest	$164,834.00 as of 05/25/18
Interest rate	0.0% per annum
Maturity date	12/31/17
Current with payments	Yes

One of the members of the Company and an officer of the Company was advanced funds from the Company throughout since inception. The balance due from the stockholder under this arrangement as of December 31, 2017 and 2016 was $164,834 and $150,232, respectively. These advances bear no interest and are considered payable on demand.

Convertible Note

Issue date	01/31/18
Amount	$200,000.00
Uncapped Note	Yes

In January 2018, Blue World Voyages signed a further note payable for $200,000, which funds have been used to contract the crowdfunding marketing firm and engage the ship design firm to provide renderings to support implementation of the Company's investment strategy. The investor will also be granted a 2% interest in Blue World Voyages, LLC.

INSTRUCTION TO QUESTION 24: name the creditor, amount owed, interest rate, maturity date, and any other material terms.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
1/2018	Section 4(a)(2)	Convertible Note	$200,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Gene Meehan
Amount Invested	$164,834.00
Transaction type	Loan
Issue date	12/31/17
Outstanding principal plus interest	$164,834.00 as of 05/23/18
Outstanding	Yes
Current with payments	Yes
Relationship	President

These advances to the Company bear no interest and are considered payable on demand.

INSTRUCTIONS TO QUESTION 26: The term transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

Beneficial ownership for purposes of paragraph (2) shall be determined as of a date that is no more than 120 days prior to the date of filing of this offering statement and using the same calculation described in Question 6 of this Question and Answer format.

The term "member of the family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

Compute the amount of a related party's interest in any transaction without regard to the amount of the profit or loss involved in the transaction. Where it is not practicable to state the approximate amount of the interest, disclose the approximate amount involved in the transaction.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Goodbye buffet lines and slot machines. Our 350-passenger luxury cruise is for people who care about active living. Join us for cycling, hiking, water sports, golf, and yoga as we sail the Mediterranean, visiting the smaller, more intimate ports the big ships can't. While on board, enjoy farm to table food, and the largest sports and spa deck at sea. This is your chance to join our VIP "Founders Club" and own a piece of this brand new kind of cruise experience.

Consumers are tired of the traditional, one-size-fits-all cruise experience. The market for specialty, single-focus cruises has grown 21% each year for the last 5 years. At Blue World, we're creating a new market within specialty cruises: active living cruises. In the U.S. alone, there are an estimated 42 million people ages 35 to 65 dedicated to healthy lifestyles. To serve this growing market, we plan to have three ships in 5 years – and we have the executive leadership to make this happen.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

Blue World Voyages, LLC was incorporated in the State of Florida in April 2016. There was a previous entity also called Blue World Voyages, LLC, this was dissolved in 2015 and liabilities were carried over to the new entity.

Since then, we have:

- As President, our CEO grew Starbucks from $400M revenue to $2.5B in 3 years.
- Our CEO grew Four Seasons Hotel from 8 to 42 hotels.
- Media partners have 20M+ readers. A conversion of less than 0.1% fills our occupancy for the first year.
- Largest fitness/sports deck and largest spa deck in the industry.
- Our cabins are at least twice the size of standard cabin sizes.
- All investors become part of our Founders Club.

Historical Results of Operations

Our company was organized in April 2016 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $0 compared to the year ended December 31, 2016, when the Company had revenues of $0.
- *Assets.* As of December 31, 2017, the Company had total assets of $164,834, including $0 in cash. As of December 31, 2016, the Company had $176,253 in total assets, including $26,021 in cash.
- *Net Loss.* The Company has had net losses of $26,169 and net losses of $33,841 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $307,774 for the fiscal year ended December 31, 2017 and $293,024 for the fiscal year ended December 31, 2016.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $409,834 in debt and $200,000 in convertibles.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 5 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 6 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Blue World Voyages LLC cash in hand is $17,000, as of April 2018. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $15,000/month, for an average burn rate of $15,000 per month.

Blue World Voyages borrowed an additional $200,000 to enable us to get to crowdfunding round.

We will not have revenues until May 2019. Additional funds will be raised to purchase and refit the ship and hire personnel to commence operations.

INSTRUCTIONS TO QUESTION 28: The discussion must cover each year for which financial statements are provided. For issuers with no prior operating history, the discussion should focus on financial milestones and operational, liquidity and other challenges. For issuers with an operating history, the discussion should focus on whether historical results and cash flows are representative of what investors should expect in the future. Take into account the proceeds of the offering and any other known or pending sources of capital. Discuss how the proceeds from the offering will affect liquidity, whether receiving these funds and any other additional funds is necessary to the viability of the business, and how quickly the issuer anticipates using its available cash. Describe the other available sources of capital to the business, such as lines of credit or required contributions by shareholders. References to the issuer in this Question 28 and these instructions refer to the issuer and its predecessors, if any.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

- i. at the time of the filing of this offering statement bars the person from:
  - A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
  - B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
  - C. engaging in savings association or credit union activities?☐ Yes ☑ No
- ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

- i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
- ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
- iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

> i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
>
> ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

INSTRUCTIONS TO QUESTION 30: Final order means a written directive or declaratory statement issued by a federal or state agency, described in Rule 503(a)(3) of Regulation Crowdfunding, under applicable statutory authority that provides for notice and an opportunity for hearing, which constitutes a final disposition or action by that federal or state agency.

No matters are required to be disclosed with respect to events relating to any affiliated issuer that occurred before the affiliation arose if the affiliated entity is not (i) in control of the issuer or (ii) under common control with the issuer by a third party that was in control of the affiliated entity at the time of such events.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

INSTRUCTIONS TO QUESTION 30: If information is presented to investors in a format, media or other means not able to be reflected in text or portable document format, the issuer should include:
(a) a description of the material content of such information;
(b) a description of the format in which such disclosure is presented; and
(c) in the case of disclosure in video, audio or other dynamic media or format, a transcript or description of such disclosure.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://www.blueworldvoyages.com//invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

SAFE (Simple Agreement for Future Equity)

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

E. Harold Gassenheimer
Gene Meehan
John B Richards

Appendix E: Supporting Documents

Blueworld_Voyages_Operating_Agreement.pdf

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INVEST IN BLUE WORLD VOYAGES

minimum target met

$165,111

raised of $1,070,000 maximum target from 74 investors

Revolutionary new cruise line 100% focused on sports & wellness

Imagine an entire cruise ship deck designed just for sports + fitness. Another for spa amenities. Add local farm-to-table cuisine and healthy, active shore excursions and you have a cruise experience like no other. As the former President of Starbucks and EVP of Four Seasons Hotels, I've personally seen how great concepts make for great investment opportunities. Join us and become a charter member of our FoundersClub, where your future perks and discounts outweigh the cost of yourinvestment.



John B Richards
Co-Founder and CEO
Former president of Starbucks. Instrumental in Four Seasons and Elizabeth Arden Spas global growth


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What you are investing in

Future Equity (Wefunder SAFE)

$60M valuation cap

$25K+ pro rata right threshold

A SAFE gives you the right to future shares in the company. If you invest, you're betting the company will be worth more than $60M in the future.

Earning a return

Learn more about SAFEs

Investor perks

$500+
A $500 discount off investors first cruise. This benefit may be transferred to others but must be redeemed within 24 months of initial investment. Investment also includes entry into our "Founders Club" these benefits are listed on our website.

$1,000+
A $1,000 discount off investors first

Why you may want to invest

1. CEO John B Richards is the former President of Starbucks and led growth there from 300 to 3,000 stores in 3 years. While Sr. VP of Four Seasons Hotels, the brand grew from 8 to 42 properties and from $400M to $2.5B inrevenues. John is also the former President of Dean and Deluca.
2. In addition to stock in the company, all investors become part of our FoundersClub, where the future perks and discounts outweigh the cost of the initial investment.
3. We have a sales agreement on a 900-passenger ship that we plan to downsize to175 cabins after a $26M re-fit. This will result in standard cabins roughly twice the size of industry standards. Post-refit, our cost per berth is 1/3 that of our 5-star competitors, providing a very comfortable break-even point along with significant price flexibility.
4. Co-Founder Fredy Dellis is the former CEO of a successful 200 unit residence ship called The World at ResidenSea and will lead the sale of 26 luxury one and two bedrooms residences that will be marketed by three of the top-five global realtors. These sales are projected to net $50M+ after build-out and sales expenses and will be used cover refit and operating capital.
5. Each week, our ship will have 350 like-minded passengers on board, an experience unmatched by other cruise lines.
6. We've established strategic marketing partnerships with leading U.S. sports + media companies including Outside Magazine, Hank Haney Golf, well+good, Gaiam, Yoga Journal, and more to come. When combined, thesecompanies have a targeted active audience of over 30M. A conversion to passenger rate of less than .0005% fills our ship in Year 1.
7. Our full executive team has held C-Level positions with leading Spa, Hospitality, Cruise, and Fitness brands.

Our Ambition

People are tired of the crowded mega-ships that make up the traditional cruiseexperience. The market for specialty, single-focus cruises has grown by 105% over thepast 5 years, and in the U.S. alone, there are around 41M people ages 35 - 65dedicated to healthy lifestyles. To serve this growing population, we're creating a newmarket in specialty cruises: 'active living cruises.' We plan on serving this marketwith 3 ships in 5 years – and we have the executive leadership to make it happen.

BWV-Investor-Deck.pptx

https://blueworldvoyages.com

Coral Gables, FL

cruise. This benefit may be transferred to others but must be redeemed within 24 months of initial investment. Investment also includes entry into our "Founders Club" these benefits are listed on our website.

$2,500+
A free cruise for one in a standard suite. (A savings of $1,000) Investment also includes entry into our "Founders Club" these benefits are listed on our website.

$5,000+
A free cruise for 2 in a standard suite. (A savings of $2,000). Investment also includes entry into our "Founders Club" these benefits are listed on our website.

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recreation · food · adventure · athletes · recreation · adventure · 500 startups · advertising · b2c · athletes · crowdfunding · leisure · recreation · health and fitness · travel · b2c · travel & tourism · entertainment

Why I Like Blue World Voyages

I'm very excited to see some new and big ideas in the equity crowdfunding space. My wife and I are not ordinarily cruisers – but this ship sounds perfect for us! I've met Gene and was impressed. Their plan is thoughtful, ambitious, and well-timed and they've got a dream team of talent to make it happen. Count me in when the investment opens!



Paul Scanlan

CEO LEGION M ENTERTAINMENT, RAISED $4M+ TO DATE VIA EQUITY CROWDFUNDING

THE BUZZ ABOUT BLUE WORLD VOYAGES

This is not your ordinary cruise ship. When Blue World came to us to get our help in designing their sports shore excursions, from hiking and cycling to kite-surfing and mountain biking, we knew it had the potential to be the perfect experience for our readers.



Scott Parmelee
Vice President of Outside Magazine

Maintaining healthy regimens while traveling has become a way of life for so many. We're already seeing this emphasis, in a long-term way, on cruise ships today. The significant focus that cruise lines have already put on this niche proves that it's one that certainly has an audience, and is most likely more than just a passing trend. It will be interesting to see how Blue World taps into that audience.



Carolyn Spencer Brown
Editor-in-chief of CruiseCritic.com

Our activities are designed to enable people already energized and healthy to have the time of their lives. But also to welcome people who want to be energized, healthy and have the time of their lives.



Diane Trieste
Vice President of Wellness at Blue World Voyages

The brand's concept is fully fleshed out and ready to go. In short, it's all about abandoning cruise line cliches of passe shuffleboard and indulgent buffets, embracing fitness and a healthy life while traveling instead.



Jason Leppert
Senior Writer at Travel Pulse

Forbes

Blue World Voyages: A New Cruise Line For Health And Wellness Enthusiasts

A growing number of cruise lines-operating riverboats and ocean-going vessels-are redefining their onboard amenities, culinary programs and shore excursions to appeal to the growing number of "active" midlife travelers. They're crafting menus with
July 31, 2018 @ forbes.com

Seatrade Cruise News

Hank Haney Golf signs on with Blue World Voyages

Blue World Voyages, a new line focused on active lifestyle cruising, announced a partnership agreement with internationally imminent Hank Haney Golf. The collaboration calls for ongoing programs aboard ship and ashore, including two
July 31, 2018 @ seatrade-cruise.com


PRESS GUIDE
Click to read

Blue World Press Kit

PRESS GUIDE This booklet has everything you need to spread the word that Blue World is redefining the cruising experience. Facts. Quotes. June 8, 2018 @ yumpu.com
June 8, 2018

The New York Times

Your Next Trip Might Change Your Life

The Getaway Once confined to spas, wellness travel has expanded to encompass the many ways getting away can benefit mind, body and spirit. The spa has left the building. Industry growth indicates those places that once dispensed pampering are
June 1, 2018 @ nytimes.com

Condé Nast Traveler

The Latest Cruise Trend Is All About Wellness

Earlier this month, I watched the sun rise upside-down over the pink-tinged cliffs of Isla Espiritu Santo, off the east coast of Baja California Sur. I wasn't seeing some strange celestial happening, however. I was just in downward-facing dog, in the
May 12, 2018 @ cntraveler.com

World's first active lifestyle, crowdfunded cruise concept

A Miami-based entrepreneur is preparing to launch a new cruise concept-the world's first active lifestyle line, with cycling, hiking, watersports, yoga and meditation, the most comprehensive sports center afloat and healthy farm-to-table cuisine. And, in
May 12, 2018 @ seatrade-cruise.com

Blue World Voyages Introduces Active Lifestyle Cruising

There's no doubt that active lifestyles are a growing focus of existing cruise lines. Ocean and river cruise brands are frequently adding health-conscious options onboard as well as increasingly kinetic opportunities ashore. Now, Blue World
May 12, 2018 @ travelpulse.com

Forget the buffet. A new cruise line is all about fitness.

A new cruise line project in the works in Miami wants to be unlike anything else afloat. That means no buffets, no shuffleboard and no slot machines. It does mean a retractable pool that will let guests plunge into the ocean - instead of chlorinated
May 10, 2018 @ miamiherald.com

Former Starbucks boss named CEO of new 'wellness' cruise line

A former Starbucks president has been appointed chief executive of new "wellness" cruise line Blue World Voyages. Blue World Voyages will be fully dedicated to sports and wellness Effective immediately, John Richards will work closely with founder and
May 10, 2018 @ ttgmedia.com

Cruises are embracing active lifestyle scene

There's no doubt that active lifestyles are a growing focus of cruise lines. Ocean cruise brands are frequently adding health-conscious options on board, as well as increasingly kinetic adventures ashore. Now, Blue World Voyages seeks to craft an
May 10, 2018 @ generationactive.com

Richards takes over leadership of Blue World Voyages

John Richards, former president of Starbucks in North America, has taken the helm of Blue World Voyages, coming on-board as chief executive. The announcement was issued earlier by Gene Meehan, chairman and founder of Blue World Voyages.
May 2, 2018 @ breakingtravelnews.com

A Wellness Cruise Line Wants to Compete With the Industry's Biggest Names

Plenty of ocean cruise lines are adding wellness-themed offerings to their ships in order to appeal to health-conscious consumers, and in the next couple of years, a cruise line specifically focused on healthy living wants to join them.
February 13, 2018 @ skift.com

Former Starbucks President Joins Blue World Voyages

By MarEx 2017-09-04 20:18:43 John B. Richards, former president of Starbucks, N.A. and other iconic companies, has taken the helm of Blue World Voyages, coming onboard as CEO. Richards will be working closely with chairman and founder Gene
September 4, 2017 @ maritime-executive.com

Fitness-themed cruise line names CEO: Travel Weekly

Blue World Voyages, a fitness-oriented cruise line in development, named a former Starbucks Coffee exec as its first CEO. John Richards was president of North American operations for Starbucks from 1997 to 2001. He has also been CEO of
September 4, 2017 @ travelweekly.com

The best cruises for health and wellness

(CNN) - Superlative spas at sea have become a staple of the cruise experience, but recently, a slate of cruise lines have been ramping up ever-more-inventive spa and wellness offerings that expand far beyond the traditional confines of the spa's four
July 31, 2017 @ cnn.com

Wellness Takes To The Water

A round-up of what’s new on, in and around water for wellness-minded passengers.
June 14, 2017 @ travelmarketreport.com

TRAVEL AGENT CENTRAL

Blue World Voyages to Launch New Active Lifestyle Cruise Line

Blue World Voyages, a new concept cruise line, is planning to launch as a dedicated active lifestyle cruise line to the global cruise market in 2018. Miami entrepreneur, experienced fitness professional and the founder and CEO of Blue World Voyages,

May 26, 2017 @ travelagentcentral.com

Ship To Shore, A Radically Different Cruise Experience

No water slides or slot machines? What kind of cruise ship is this? The kind that 41 million healthy, active adults have been waiting for. It's designed for the next generation of health-conscious professionals, sports + fitness enthusiasts, and those in search of personal discoveries. Welcome to Active Lifestyle Cruising.



An entire deck devoted to sports and fitness. Spacious functional training gym, bike fitting station, pro-style batting cages, golf, soccer and hockey simulators; spinning and TRX studios, and more (including a sea-water lap pool). Plus, another entire deck devoted to a state-of-art spa and wellness facilities. You'll also discover farm-to-table cuisine, wine pairing lounges, a juice bar, and much more.

A Sample of Our Ship's Amenities



Beautiful, spacious standard cabins.



Luxurious Owners Suites.



Sports Deck Panorama.



The largest functional training center at sea.

Blue World VOYAGES

ACTIVE LIFESTYLE CRUISING



The industry's first sea-water lap pool.



Our Bali Beds let you sleep under the stars.



The Solarium.



The Therapy Pool.

Shore

As a smaller vessel, we take you to places in the Mediterranean the big ships can't go - so you'll see and experience things they can't show you. And you get the latest, highest-quality equipment and supervision from experts in each activity (with one of our many partners, such as Outside Magazine and Hank Haney Golf) - whether you bike, hike, snorkel, scuba, surf, kayak, paddleboard, play golf or tennis.









All Investors Become Members of Our Founders Club

Prepare to be pampered.

Blue World
FOUNDERS CLUB

All investors will immediately become a member of the Blue World Voyages Founders Club, an exclusive group of passengers who will be helping to design the perfect cruise experience – tailored to their own active lifestyle.

And, at the same time, taking advantage of a sea of perks (financial and otherwise – see the chart below).

Go to our website (www.blueworldvoyages.com), click on the Founders Club link, and we'll ask you about your preferences for cabin design, menu options, preferred types of sports equipment, what you think makes an ideal excursion, even desired sailing areas. We want your feedback, as a charter member of our Blue World community.

Membership Benefits

The amount of their investment (or more) off their first cruise		A $150 on-board Sports & Spa Credit every time you sail with us	
Priority booking privileges	Cabin Upgrades (when available)	A Captain's Founders Club Sail Away Party	Discounts on on-board spending

We Start Sailing in Summer of '19

We don't plan to be that cruise line that floods your mailbox with unending brochures ... we source many of our passengers from strategic partnerships with major sports and media partners. (See some of our sponsor companies below) When combined, these partners reach over 30M active, healthy consumers - all potential Blue World passengers. A conversion rate from these partnerships of just .001% will fill our first ship.

This is a ground floor opportunity to own a part of a cruise ship designed perfectly for you! While we are doing this raise, we will begin the sale of 26 one and two-bedroom owners residences aboard our ship. After that, we start our refit, and by early summer of the new year, we will be sailing.

Our Year One occupancy is projected at 80% occupancy. This will generate $49M in sales and put us well on our way towards a 2nd and then 3rd ship. Three ships in five years – that's our goal. That will bring us to a $400M+ market cap (See attached pitch deck for more details).

Finally, Your Ship Has Come In!

Dear Investors,

Within the last few years, I have presented Blue World to thousands of people. So, very often I hear the same reply, "You know Gene, my husband (or wife) and I are not cruisers, but this, we would do." And I can tell you, I never get tired of hearing it!

We're not setting out to 'disrupt' the cruise industry, in fact, the industry couldn't be stronger. What we are doing, however, is creating a new and much-needed cruise product – one for active, healthy travelers.

Little by little, we have put together an amazing executive team. These very talented folks have grown major brands including Four Seasons, Starbucks, The World at ResidenSea, Hertz Rental Car, Burger King, Cunard and Seabourn Cruises, Canyon Ranch, and Apple. Everyone on my team has been drawn not to me, but to the concept, because they all personally 'walk the walk'... they all lead active lives and see the great potential for this product. I am honored to work with such a talented group of people.

We've got great opportunities ahead. Our select media partners have a following of over 30M highly targeted consumers, and they are all anxious to help us grow our brand.

We have agents in beautiful European ports excited about breaking the traditional cruise excursion mold to serve a more active crowd. And we have available ships of the perfect size for Blue World coming on to the market just as we need them, in time to expand our fleet.

This is going to be an exciting voyage!

With your investment, you become a member of our 'Founders Club.' We will ask for your help in designing our cabins, choosing our itineraries, and planning our excursions. You become part of our community. And together we explore the world, stay active and healthy, learn and do new things, and get to help others along the way.

We sincerely hope you will join us!

Gene Meehan

Founder

Our Progress So Far

At the beginning of January 2018, we closed our seed-round for a total of $450K. We have a sales agreement for our target vessel plus a refit cost. Many of our ship's renderings are in place; additional renderings plus a virtual walk-thru of the vessel are underway.

Several of our media partners are now under contract with 3-4 additional to be completed before the end of June '18. The combined total of the targeted media following from strategic partners is in excess of 20M.

We have a $5M commitment from an industry source towards our final funding round.

Our present goal is to attract 5,000 investors to join our crowdfunded Founders Club. If successful, we expect this effort to raise $4.5M. A portion of this capital will be used as a deposit on the ship. Additional funds will also be used to prepare marketing materials for the sale of 26 Owners Residences. We have three leading international real estate firms who will represent us in the sale of these residences.

See timeline below for additional information:

February 2018 — **Seed Round Closes**
$450,000K raised from 6 investors.

May 2018 — **Strategic Partners Signed**
Over 20M readers from companies like Outside Magazine, Gaiam Yoga, Hank Haney Golf, and more.

June 2018 — **Wefunder Reg CF Round Goes Live**
We start selling our VIP "Founders Club."

July - August 2018 — **Crowdfunded Reg A+ Round Continues**
Complete sales of VIP "Founders Club."

Early August 2018 — **Commence Sales of 26 Owners Residences**

Mid-August 2018 — **70% of Year 1 Occupancy Pre-Sold**
Founders Club members, plus 12 sports-themed charters by strategic partners.

Late August 2018 — **Commence Booking for 2019 Sailing Season**

September 2018 — **Open Miami Office; Start Early Reservations**
Early reservations for all Founders Club members.

October 2018 — **Take Delivery of Ship and Begin Retrofit**
Retrofit estimated at $26M to be completed in 6 months.

May 2019 — **Inaugural Voyage**

The Cruise Industry is Lucrative

Last year, cruise lines recorded their best profits in a decade. In the first nine months of the year, Carnival's net profit margin was 15.5%, earning $2.06 billion. In the same time period, RCCL's net profit margin was even higher – 19.7%.

Potential Market Size

$45.6 billion	21%	41 million
2018 cruise market size	Growth in 'specialty' cruise market each year for last 5 years	U.S. health-conscious consumers ages 35-65

Highly Targeted Market

There are 41 million health-conscious adults ages 35-65 in the U.S. alone. When you add other countries like Europe, Asia, Canada and South America, we have a large pool of potential customers.

Blue World Strategic Partners

We have partnered with leading media, manufacturing, and service companies in the sports and wellness industry. Combined, these partners have a very targeted reach to over 20M active, healthy consumers - all potential Blue World passengers. A conversion rate of just .001% will fill our first ship.

Our Revenue Model in Year 1

350	$3,500	$49 million	38%
Passenger capacity	Assumed ticket revenue per passenger	Revenue per year at 80% capacity with 50 trips	Gross margin (operating cost is $30M per year)

At 80% capacity with a single ship, our revenue would be $49 million a year, which leaves $19 million for sales, marketing, management, and accounting. Our goal is to increase our profit margin by adding more ships and keeping on-share costs relatively static. With three ships owned and in operation, our company will have a market value of approximately $400M+

Meet the Founders



John B Richards

Co-Founder and CEO

Former president of Starbucks. Instrumental in Four Seasons and Elizabeth Arden Spas global growth



Gene Meehan

Founder and Chairman

Health, fitness, and spa entrepreneur. Rower, climber, golfer. 30 years managing projects up to $50M



Fredy Dellis

Co-Founder

Former President & CEO, The World at ResidenSea, President Intl. Burger King, President Intl. Hertz

AND THE REST OF THE TEAM



Hal Gassenheimer

CFO

Treasurer of Cunard and Seabourn, Cruise Lines, Harvard MBA



Brian O'Neill

Creative Director

Award-winning marketing strategist, Launched iconic brands: Kia Motors, EA Sports, Holland America



Michael Carroll

Vice President Planning and Development

Principal at USG Compliance Consultants, Appointed by President Obama as Inspector General of USAID



Diane Trieste

VP Wellness

VP Business Development at Saltability, Former Director of Spa & Product Development, Canyon Ranch



Joyce Landry

Advisory Committee, Groups & Charters

Founded Landry & King- largest cruise ship charter in the U.S., 2006 "Cruise Industry Hall of Fame"



Rick Atwood

Design Director

Branding & design programs for The Venetian Resort LV, Intel, American Heart Assoc., Disney



Tim Andriola

Executive Chef

Chef-owner of Basil Park and Timo restaurants, specializes in sustainable, farm-to-table cuisine



Megan Jasso



Danny Tarr

Raised $774,945 From 74+ Investors

$35,000	**$10,000**	**$50,000**	**$25,000**	**$25,000**
September 2014	March 2015	May 2015	July 2015	September 2015
LOAN	LOAN	LOAN	LOAN	LOAN
$50,000	**$50,000**	**$164,834**	**$200,000**	**$165,111**
October 2015	April 2016	December 2017	January 2018	In Progress
LOAN	LOAN	LOAN	CONVERTIBLE NOTE	



Pamela Almand

Former international 747 pilot for Delta, award-winning voice talent and narrator



Kim Thomas

Retired from electronic sales in the Bay Area. Enjoying some high country backpacking and spending time with the grandkids.



Dion Lancia



Conor Keenan



Rickey Copley-Spivey



Veronica Alward

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What is Blue World Voyages? ^

BW: Blue World Voyages is the world's first luxury cruise ship 100% dedicated to sports, fitness, and good health. Each week, we sail with like-minded passengers who already lead active, healthy lives, and others who are looking to move in this direction. We are the opposite of one-size-fit's all cruising. This common purpose of our guests offers a unique environment for motivation, new friendships, and personal discovery.

There are currently 42 million 'conscious consumers' in just the US alone. These are people who eat well, exercise, and are actively interested in staying healthy, learning new things, and traveling the world. This is not a trend, it's a lifestyle, and it's growing quickly all around the world.

There are no ships in the global cruise fleet that cater exclusively to this market! Blue World has the opportunity to be the first, and will scale up to lead this new niche market with a highly qualified executive team.

WF: What differentiates Blue World Voyages from other cruise lines? ^

BW: If you have ever visited a resort spa, you know how different the experience is from a hotel spa, or a day spa. At a resort spa, everyone is there for the same reason. The synergy created by an entire group of like-minded people becomes both a powerful motivator, and an environment for new and positive friendships. With the exception of themed-charters, this like-minded passenger environment did not exist in the industry - until now.

The current trend for the majority of cruise lines calls for the ship itself to be the 'destination'. We take the very opposite approach. We choose our itineraries based on where we can find the best cycling, hiking, water sports, yoga, golf, tennis, running and other active adventures. But, equally important is where can we find the best food and fresh-provisions our ship and the best wines for our passengers to enjoy, plus unique educational and personal enrichment travel experiences.

It is very unusual to 'downsize' a cruise ship. Many cruise lines cut ships in half or add additional decks to make them larger. Yet, if you ask anyone who has been on both a large ship and a smaller luxury vessel, the answer is always the same. "I prefer the smaller ship experience". By reducing the passenger capacity of a larger vessel, we can build new cabins, twice the conventional size, with beautiful large bathrooms and walk-in closets designed for all kinds of active gear and equipment.

Unlike most cruise lines, Blue World guests will not be constantly charged every time they turn around. Many of our excursions will be included in the price of our cruise; the same with restaurants, drinks, and other activities. In fact, on each 7-day sailing, we will offer three 'Signature Events". These are designed to be once-in-a-lifetime activities, both on land and onboard, and free of charge to all passengers.

What else makes us different? We have the largest spa to passenger ratio in the cruise industry, plus the largest sports deck at sea, including a unique floating sea-water lap pool. Blue World will have better and more inclusive on-ship amenities for active passengers than any other ships afloat - by far!

WF: How will you acquire your first ship? ^

BW: We have inspected several ships to date, and have a sales agreement on one vessel that we like very much. There are a few others coming to market soon, and we will consider them as well. Our target ship has been managed by one of our investors over the past few years, so with that, we know the ship well.

We have agreed on a purchase price for this ship, and it is possible that the owner may offer some amount of financing. This is very common to the industry. It is also common practice for shipyards to offer partial financing on substantial refits or newbuilds. For now, our financial model does not anticipate any ship financing.

We started this company with very close to $500K of seed-capital in the form of short term notes. This amount covered traditional start up expenses to date. A 10% deposit will be submitted to the ship's owners within 90 days. This will secure the vessel and a delivery date will be established (ideally for end of year 2018) The ship will then undergo an extensive refit in a ship yard to be announced. It is expected that this refit will take approximately 5-6 months.

Prior to submitting this deposit, we will review the potential of all other available vessels and can, if necessary, purchase a different ship should we find one to be more suitable for our project. The ideal size vessel for our project is in the category of 20,000 - 30,000 gross registered tons (GRT). Our research shows that there are several vessels of this size that will be coming to market within the next few years. Therefore, the availability of additional ships to add to our fleet will not be an issue.

Prior to any ship purchase, a full inspection will take place. This is carefully performed by a qualified and insured third party.

The benefits of utilizing an existing ship for this project vs. a newbuild are substantial. After refit, our per-berth cost will be approximately $160K. This is between 1/2 and 1/3 of the cost per-berth of a 4-5 star vessel. This cost allows for a lower break-even point and as operators, offers us tremendous pricing flexibility.

The current re-fit estimate is $26M USD.

WF: Who are your target customers?

BW: There are 41M in the US alone who are considered 'conscious consumers'. These are people who eat well, exercise and are focused on healthy lifestyle choices. This number increases exponentially when you add other countries, also with a growing healthy population. These include: Europe, Canada, South America, and Asia. As we are most interested in an international audience, we will market for passengers from these countries as well.

We anticipate that the majority of our guests will fall between the ages of 35-65. However, we will attract passengers both younger and older than that range, and they will be most welcome.

Our product will fall into the 'specialty segment' of the cruise industry This is one of the fastest growing and highest yield (per passenger) in the industry. Over the past 5 years, the specialty segment has seen annual growth of 21% per year.

Our target customers will be the following:

1) *Past cruisers* who have tried the big ship experience but (for many reasons) are looking for a smaller and more suitable cruise product that better fits their lifestyle.

2) *First time passengers* who have shunned the traditional cruise experience as too sedentary and are not interested in overindulging on their vacation.

3) *Sports enthusiasts* who participate in our top 7 activities. These include: hikers, cyclists, runners, yoga practitioners, golfers, tennis players, water-sport athletes, and general fitness enthusiasts.

4) We will also market to *adults who are looking to get into better shape.* Blue World will offer a motivational environment along with an experienced team of nutritionists and exercise physiologists for coaching and lifestyle change.

5) Past *active vacationers.* We offer an interesting option to the growing market of bike touring, backpacking and other active vacation categories. The benefit of a ship-based program vs. traditional land-based active outfitters is the important issue of quality lodging with no need for constant packing and unpacking as you change locations.

Our goal will be to attain one of the highest repeat rates in the industry. If passengers enjoy their trip with us on our Spain/Portugal route, we want them to return the following year and try our England/Ireland/Scotland tour.

Our #1 job is to provide a high quality product that keeps passengers coming back!

WF: How will you find your first ticket buyers?

BW: Our crowdfunding goal is to attract 5,000 investors/early adopters to our concept. If successful, these investors, plus passengers coming from our sponsor companies and first year themed cruises, will put us at 70% occupancy prior to launch.

We will also be a travel-agent friendly product. Travel agents in the US account for the majority of today's cruise bookings.

Our sponsor companies have a combined total of over 20M followers. A small fraction of these very well targeted affluent consumers are more than enough to fill our first ship and will quickly create the need for additional vessels.

WF: How are your media partnerships structured?

BW: We are working with a select group of leading media, manufacturing and service providers, each geared towards active lifestyle products. All agree that Blue World will be of interest to their consumers.

We have asked these companies to assist Blue World through a combination of promotional support and paid advertising.

Currently, we have signed contracts with some and are in final stage discussions with others.

Each of our strategic partners can reach an audience of over 2M targeted followers. Many of these partners will be offering annual theme-based cruises targeted to their consumers. Blue World will assist in the marketing of these special events.

We have also asked our sponsor companies for their advice and support to ensure that our product offerings, both on and off our ship, are of the highest quality possible, using the best equipment and latest techniques. Our sponsors have a wealth of knowledge in their specific fields, and can provide us access to leading experts as needed.

Wherever possible, we will also be promoting our sponsors' products on board our ship as well.

WF: How will the media partnerships work?

BW: Media companies are always looking for ways to create revenue. Take Outside Magazine. They have 2.5 million print readers and 5 million visitors to their website every month. If just 0.1% of their readers come on a cruise every year, that's worth $2 $3 million in commissions to them. We're looking for a long-term partnership with these companies. As long as they keep promoting us and writing about us, we'll keep commissioning them. If an Outside Magazine reader comes on one of those specific cruises, or cruises with us at any time, then when the reader come back and sails with us again, Outside will get the commission. We're essentially turning the media companies and manufacturers who are aligned with our product into our travel agents.

WF: What destinations are you considering?

BW:

We choose our itineraries based on where we can find the best cycling, hiking, water sports, yoga, golf, tennis, running and other active adventures. But, equally important, are places where can we find the best food for fresh-provisions for our ship, the best wines for our passengers to enjoy, plus unique educational, cultural, and personal enrichment travel experiences.

Our first ship will be positioned primarily in Europe where we have an abundance of great food, wine and active shore-side options. Our plan is to change the itinerary of our ship on a monthly basis. For example; one month sailing in Spain and Portugal, then the next in France and Corsica, then move to Italy for a month, then Greece. Following this, we would re-position the ship to sail perhaps in Ireland/England/Scotland then up to the Baltic countries. We have not yet decided if we will spend an entire year in Europe and face the colder weather, or re-position the ship to either the Caribbean or South America. We will make this decision shortly.

WF: Describe a typical day on board.

BW: Wow, that's a lot to write about!

Let's say we're in Corsica. The ship will have at least a dozen different things going on. If you're a runner, we'll have an early morning run starting from the ship, but guided by a local Corsican runner who will offer us the most scenic yet safest routes to take. If you like yoga, we may have a sunset yoga class at a beautiful historic Monastery overlooking the Mediterranean. Or, you may start the day with a personal trainer onboard the ship. We will have a few cycling trips planned for our passengers; each based on different skill levels and ride lengths. The same with guided hikes. Similar to running and cycling, here too we will hire local guides who know the area. If you are a golfer or tennis player we have arranged for you to play at a local country club against some of their members, and we will invite your competition back to ship for lunch.

And this all happens before lunch!

Depending on the activity, you still may have plenty of time left for local sightseeing, shopping, beach time, or to sip a beer at a local pub.

You can spend your mornings and afternoons any way you like; perhaps spend some time in our spa or salon. Or, just stay by the pool and get some sun.

In most ports of call we won't leave until evening, so if you choose to have dinner ashore - there's plenty of time. If you dine onboard, you have three themed restaurants to choose from.

We will have live entertainment at night, movies on deck and lots of other options.

What's most important to us is that you have fun, and leave our ship feeling better than ever!

WF: Why limit your ship to 350 passengers?

BW: In some cases our ship will dock, but in others we will use the ship's tenders to transport our passengers ashore. With a smaller number of passengers (as opposed to 3,000) this is easily done. Plus, tendering allows us to seek out the more exotic and interesting ports where larger ships are prohibited.

Back onboard, a smaller number of passengers will allow us to provide a 5-star level of service in terms of cabin service, restaurants, training center, spa and salon.

A more intimate environment, highly personalized service... this is hard to do with 3,000 passengers.

WF: How many passengers do you need to break even?

BW: Our projections call for 80% occupancy in year 1, which will generate approximately $49M in revenues. If we can exceed this capacity in our starting year while maintaining a very high level of service, we will. But we will not push the 80% level until we, and our passengers, are 99% satisfied with our product. Our fixed operating costs are approximately $30M annually; this results in an operating margin of about 38%.

The clear benefit of using an existing ship vs. a newbuild is in our breakeven number. After refit, we break-even at around 53% occupancy at average per diems of $350 per person.

Our goal is to add two additional ships to our fleet within the first 5 years. This allows us to expand our inventory and spread fixed land-based expenses over a larger fleet. All of which will increase our profit margin.

WF: Where do you want to be in five years?

BW: In five years we hope to have three ships in operation and be the leading provider in an exciting new niche category for 'active lifestyle cruising'. We have the right funding strategy and management team to make this happen.

WF: Where did the idea for this company come from?

BW: *Gene Meehan*: As founder of Blue World, I "walk the walk". My wife and I were married on top of Mount Kilimanjaro. I'm a competitive rower, and a 7-handicap golfer. I have been involved in sports and fitness all of my life, and I intend to stay active for a very long time ahead. But cruising is also part of my life. I "married into" the industry. By now, I've been on at least 50-60 ships, and in truth, I have enjoyed them all. But 9 times out of 10, I eat too much, drink too much, and don't get as much exercise as I do at home. So Blue World was created for people like me - and there's a lot us out there - who are looking for a more active, healthier vacation.

But, I am not alone. Everyone of our partners and executive team are healthy active individuals, and we understand our market because we are the market.

So maybe we are creating a product just for us. It's possible... but why not invite the other 42M in the US that live the same way we do!

WF: What are you worried about?

BW: We have no control over what could go wrong in the outside world. We have seen the economy take a nosedive before, and while the cruise industry, like every other industry, slowed down, it recovered just as quickly. One thing that I have discovered from being in the health/fitness business all of my life is that even in a downturn, and sometimes especially during hard times, people tend to internalize. What's most important to them is personal health and family.

What I love most about taking a crowdfunding approach in creating our Founders Club is that we are building a community. A community that will, we hope, be loyal to us (if we do a good job) and we will be loyal to them. In good times and in bad.

We are all living a very high-stress world. It's important, it's healthy, to take a break every now and then. Yes, we are taking a different approach to cruising, but I know from 30+ years in business, sports and wellness is far past being a trend - it's a lifestyle.

WF: How much capital do you have?

BW: Like most start-ups, cash is like kryptonite, and we have been very careful with it. To date, we've raised nearly $500,000 of seed capital in the form of short term notes. Our goal with crowdfunding is to attract 5,000 investors to join our Founders Club. If successful, this should raise about $4.5 million.

Following this, we will commence the sale of 26 one and two bedroom Owner Residences on our ship. To accomplish this, we have three of the largest real estate firms in the world representing us. After expenses, these sales will generate $51 million.

Finally, we have a third-round capital raise of $20 million. We currently have a commitment for 25% of this amount, but we have intentionally held off on the rest for a very good reason. Within a short time, we hope to have 5,000 Founders Club members, all with stock in our company and credits towards their first sailing. Then adding to this, 12 sports-themed cruises, hosted by our select group of leading media companies. Add this together and we have 70% occupancy before selling our first ticket.

If/when investors ask about 'proof of concept' - there it is.

WF: What makes you the right team to do this? ^

BW:

You've all heard the expression, "*if you want to be successful, surround yourself with people smarter than you*". Well, I am living proof of that! I am truly flattered by the amount of talented people who have joined my team and the combination of their past accomplishments.

Our CEO and Co-Founder, John B. Richards started out in the cruise industry as VP of Marketing of one of the best cruise lines ever - Royal Viking. But he didn't stop there. He went on to lead the marketing effort for Four Seasons Hotels and helped grew the company from 8 to 42 properties. While President of Starbucks he opened a store every 19 minutes taking them from 500 to 3,000 locations, all within 3 years. And after that President of Elizabeth Arden Spas.

Another of our Co-Founders Fredy Dellis, was the President and CEO of the World at ResidenSea, the successful and first-ever residential ship to enter the cruise industry. Prior to that, Fredy was President of Hertz Corporation International and the International President of Burger King.

We have a brilliant CFO, Hal Gassenheimer. After receiving his MBA from Harvard, he spent many years with Exxon and then served as CFO for several companies in the Miami area, also serving as Treasurer for Cunard and Seabourn Cruise Lines.

Our Spa specialist Di Trieste held a top executive position at Canyon Ranch for many years, overseeing operations in Lennox, Tucson and Las Vegas.

Creative Director, Brian O'Neill has received all of the top awards in the advertising industry: 8 CLEO's and 4 Cannes Lion Awards. He has launched brands such as Apple Computer, Reebok and many others.

Also on our development team is Mike Carroll. Mike served many years in the State Department and was appointed by President Obama as Inspector General of USAID. Over the years, Mike has managed billion dollar budgets and has supervised several international aid programs.

Like me, Clarice Macgarvey, married into the cruise industry. Her husband Doug was the Vice president of Cunard and President of Sea Escape. Clarice is passionate about the cruise industry and excited to tell our story as the head of our in-house PR efforts.

And that's just the start... we also will be working with the top cruise industry concessions. Apollo Ship Chandlers will operate our Food/Beverage & Hotel programs; Steiner Leisure will operate our Spa and Salon operations, and Sunstone Ships, owned by one of our investors, Niels-Eric Lund, will provide our deck, engine and technical operations.

As mentioned earlier, it is an honor for me to work with such talented individuals. All involved have joined me because they see the potential in Blue World. And all individually understand the market because they too 'walk the walk' and want to help others to do the same.

Gene Meehan

Founder

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Lilly Rockwell Jul 11

If I am going to invest, I want to make sure I can actually afford a cruise on this new cruise line! So what are your estimated cruise rates? Or what can you tell me about how much it will cost to cruise with your new cruise line?

Gene Meehan Founder and Chairman FOUNDER Jul 12

Hello Lilly

A 7-night Mediterranean cruise will cost approximately $3,400 per person. This will include all gratuities, wine and beer with lunch & dinner, internet and laundry service, many of our shore excursions and three 'signature experiences' These are planned to be memorable, 'once in a life-time' events offered both on land and on our ship.

Jeffrey Zinchuk Jul 27

Hi Gene, I have two questions. Do you have more detailed financial projections that you could provide ? I've reviewed the financial data on page 29 of your pitch deck, and I"m having trouble equating the projected net income, based on revenue and expenses. (similar issue with 6% sales cost on Page 24 equating with $5.7M sales cost on commission). And I'm trying to understand the projected business model for the owner's suites. Will there be a separate monthly maintenance fee? How do you plan to handle food/beverage/excursions for the owner's suites ? Thanks, Jeff

Hal Gassenheimer CFO EMPLOYEE Jul 28

Hi Jeff, Thanks for your questions and your interest in Blue World. There are detailed projections the highlights of which are shown in the deck. The projections and the summary are based on a three ship fleet. Fleet operating profit is about 30%-33% of revenue. SG&A starts out at about 20% and drops to 15% as more capacity comes on stream. Net income is about 10% and grows to about 15%. The owners of the suites will have the option of placing their suite in the rental pool when they are not using it. That will offset or eliminate the maintenance fee. Food, beverage and excursions will be as for other passengers. At this level of cruising, food, wine and some excursions are included.

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RISKS

1 This is a start up cruise line. Although its principals have experience in operating cruise lines, the company has no operating history on which to forecast revenues and operating results.

2 The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the

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OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, and more.

THE FUNDING PORTAL

Blue World Voyages is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

$500 min INVEST

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